EXHIBIT 6.3

                               EMPLOYMENT CONTRACT

         This Agreement made this 1st day of June, 1997, between Dental Resources, Inc., a Minnesota corporation ("the Company") and Bryan A. Nichols of Buffalo, Minnesota ("Nichols")

                                    RECITALS

A. Nichols, is presently employed by the Company as Vice President and Chief Financial Officer.

B. The parties are desirous of entering into a contract providing for Nichols' employment by the Company upon the terms and conditions set forth below for the period beginning June 1, 1997.

C. Nichols services have been of great value to the Company and has recognized that substantial inducements must be offered to Nichols so that the Company may retain his services.

                                    AGREEMENT

         The following constitutes the agreement of the parties.

         1.       Employment. The Company shall employ Nichols' as follows:

                  a. Executive Employment. As its Vice President, Nichols hereby accepts such employment for the period beginning June 1, 1997 and ending May 31, 2002, provided that either the Company or Nichols made by written notice to the other at any time subsequent to May 31, 2002, to terminate Nichols employment as the Company's president effective as of the first day of the third month following such notice. The period during which Nichols serves as president shall be referred to as the period of "Executive Employment".

                  b. Other Employment. In the event Nichols employment as president of the Company is terminated as set forth in Paragraph 1(a) above, the Company shall offer Other Employment to Nichols in such capacity as the Board of Directors may designate, or as a consultant. The salary shall be equal to fifty percent (50%) of the average of Nichols' salary for the last five years. The period, if any, during which Nichols' so serves the Company shall be referred to as the period of "Other Employment"

         2. Duties. Nichols agrees that he will serve the Company under the direction of the Board of Directors, faithfully, diligently, competently, and to the best of his ability until his employment is terminated as herein provided.

                  a. Executive Employment. During the period of Executive Employment, he shall devote full time to his employment and shall act as president or other chief executive officer of the Company and shall perform all duties incident to such office or offices and all additional duties that the Board of Directors may periodically assign to him. He shall also, during the period of Executive Employment, serve in similar capacities, and without additional compensation any subsidiary of the Company that the Board of Directors may select.

                  b. Other Employment. During any period of Other Employment, Nichols agrees to serve in the capacity designated by the Board of Directors and to perform all general duties that the Board of Directors may, from time to time, reasonably require of him. Such general duties, however, shall not be inconsistent with position and title which he shall then hold, shall not be those that are ordinarily and generally performed by the Chief Executive, and shall not be such as to constitute him the president. In performing such duties, Nichols shall report directly to the Company's Board of Directors.

         3.       Compensation. The Company shall pay Nichols the following:

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                  a.       Executive Employment. The Company shall pay to
                           Nichols a salary of $90,846 per year in equal weekly installments, plus a bonus payable quarterly, equal to five percent of the pre-tax net operating profits of the Company plus future stock purchase agreements. This base salary shall be adjusted annually to reflect changes in the cost of living as established by the Federal Reserve Bank for the Minneapolis, Minnesota district.

                  b. Other Employment. During the period of Other Employment, if any, the Company shall pay to Nichols a yearly salary equal to fifty percent (50%) of the average of his annual total earnings for the last five years.

         4.       Termination of Executive Employment by Company.
                  Notwithstanding the above, the Company shall have the following rights to terminate Nichols' Executive Employment:

                  a. Disability. If Nichols shall become unable to perform the duties required of him because of serious physical disability or other incapacity, the Company may, upon at least 90 days' written notice, terminate his Executive Employment. Such notice shall specify whether or not Nichols is to serve the Company for a period of Other Employment. If other employment is offered and thereafter terminated prior to May 31, 2002, Nichols will be entitled to one year's severance pay at the termination of other employment whenever it occurs as provided in paragraph 5 (a) below.

         5. Termination of Other Employment by Company. Notwithstanding anything hereinbefore provided, the Company shall have the following rights to terminate Nichols ' Other Employment at any time on or after May 31, 2002:

                  a. Disability, If Nichols s shall become unable to perform his duties in accordance with this Agreement due to serious physical disability or other incapacity, the Company may, by giving at least 90 days' written notice, terminate his Other Employment. If other employment is terminated under this provision, Nichols shall be entitled to receive as severance pay an amount equal to his then current salary and bonuses for the previous 12 months.

         6.       Effect of Termination of Executive Employment.

                  a. Disability. If Nichols' Executive Employment is terminated pursuant to this Agreement by reason of disability, the Company shall pay to Nichols for the following twelve months from the date of the notice, an amount equal to the average of this five year annual compensation, including salaries and bonuses.

                  b. Voluntary Termination. In the event Nichols voluntarily terminates his Executive Employment with the Company on or before May 31, 2002 by giving 90 days written notice of this intention to so terminate, all rights under this Agreement which have not vested, will terminate at the end of the notice period.

                  c. Without Cause. If Nichols Executive Employment is terminated, without cause, prior to May 31, 2002, his executive salary as herein provide shall be paid through May 31, 2002. If Nichols Executive Employment is terminated without cause, the right of Nichols and his estate to collect Executive Salary through May 31, 2002, shall not be terminated by his death or disability.

         7.       Effect of Termination of Other Employment.

                  If Nichols performs Other Employment as defined hereunder and is compensated therefor, his right to compensation shall cease at the termination of Other Employment as hereinbefore provided, except as to severance pay due him under paragraph 5
                  (a).

         8. Death. Except as herein otherwise provided, if Nichols ' Other Employment terminates by his death after May 31, 2002, his Executive Salary shall be paid to his legal representative to the end of the month in which he dies and shall then terminate.

         9. Consolidation or Merger. In the event of any consolidation or merger of the Company into or with another corporation, after the date of this Agreement, or the sale of all or substantially all of the Company's assets to another corporation, after the date of this Agreement, such corporation shall assume this contract and be obligated to perform all of its terms and conditions, and Nichols' obligations hereunder shall continue in favor of such corporation. If such successor corporation terminates Nichols' employment without cause, it shall be obligated to pay his Executive Salary through May 31, 2002, and in addition, as severance pay, shall pay Nichols' and amount equal to the average of his five years' employment, including salary and bonuses. However, the failure of either party to assist in any one or more instances upon performance of any term or condition of this contract shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition. The obligations of either party with respect thereto shall continue in full force and effect.

         10. Notices Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to it in writing and delivered or mailed by registered mail to its office at P.O. Box 89, Delano, Minnesota 55328, or any other address that the Company may hereafter designate.

                  Any notice to be given to Nichols hereunder shall be deemed sufficient if addressed to him in writing and delivered or mailed by registered mail to him at 2130 54th Street N.W. Buffalo, Mn 55313

         11. Successors and Assigns. This contract shall be binding upon the Company's successor or successors and, unless clearly inapplicable, any reference to the Company shall be deemed to include its successor or successors. Except as herein otherwise expressly provided, this contract shall be binding upon and inure to the benefits of Nichols , his legal representatives, and assigns.

         12. Entire Agreement. This Agreement supersedes all other agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements.

         13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota.

         15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In witness whereof the parties hereto have duly executed this contract under seal, in duplicate, on the day and year first written above.

                                   DENTAL RESOURCES, INC.

                                   By:       /s/ Douglas Murphy
                                       -----------------------------------------
                                     Its:           President
                                          --------------------------------------

                                                         /s/
                                   ---------------------------------------------
                                   Bryan A. Nichols